Exhibit 99.1

Company Contact:	Investor Contact:
Paul Schneider	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications
858-623-5665, x125	917-322-2569
pschneider@torreypinestherapeutics.com	rchiger@rxir.com

TorreyPines Therapeutics Muscarinic Agonist NGX267 Meets Primary Endpoint in a

Phase II Clinical Trial in Patients with Xerostomia

LA JOLLA, CA, December 2, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced positive results from a 26 patient Phase II trial evaluating three doses of NGX267 as a treatment for xerostomia, or dry mouth, in patients with Sjögren’s syndrome. NGX267 met the primary endpoint of a statistically significant increase in salivary flow production compared to placebo at all three doses: 10 mg, 15 mg, and 20 mg. These doses were safe and well tolerated with few reports of excessive sweating and gastrointestinal complaints.

“The preliminary data look very impressive and offer new hope to patients with Sjögren’s syndrome,” said principal investigator Frederick B. Vivino, M.D., Chief, Division of Rheumatology, Penn Presbyterian Medical Center, Clinical Associate Professor of Medicine, University of Pennsylvania School of Medicine and Director of the Penn Sjögren’s Syndrome Center. “NGX267 appears to be efficacious, safe and well tolerated in short term use. The results of this recently completed clinical trial undoubtedly justify the design and execution of longer placebo-controlled trials in a larger group of Sjögren’s syndrome patients. This will help us better elucidate the full benefit of this novel treatment.”

“The findings from this study are very promising given the demonstrated efficacy and low incidence of adverse events for the three doses of NGX267,” said Ev Graham, Chief Executive Officer of TorreyPines. “Moving forward, we now have data that suggests this well-tolerated product candidate could be effective in treating dry mouth associated with Sjögren’s syndrome, and possibly other conditions in which a reduction in salivary flow has been observed such as the effects of head and neck radiation, diabetes and aging. According to our preliminary market research, there is a significant need for new therapies that could offer patients less frequent dosing regimens and better tolerability.”

The randomized, double-blind, placebo-controlled, in-clinic trial used a cross-over design to evaluate the efficacy, safety and tolerability of three doses of NGX267. A total of 26 patients with xerostomia associated with primary or secondary Sjögren’s syndrome were enrolled at three sites in the United States. In four distinct treatment periods, each patient was randomized to receive a single dose of 10 mg, 15 mg and 20 mg of NGX267 and placebo. Patients remained in the clinic and serial efficacy assessments were taken at scheduled time points through 24 hours post dosing. For the primary endpoint, whole mouth salivary flow was collected by passive drainage into pre-weighed containers. Secondary endpoints included maximum change in salivary flow rate compared to predose and an 8-item salivary flow questionnaire completed by the patient that assessed the impact of dry mouth across various dimensions of patient functioning.

The 10 mg, 15 mg and 20 mg doses of NGX267 produced statistically significant increases in salivary flow compared to placebo across a number of time points, including the mean salivary flow production over the 24 hour post-dosing period (p=0.025, 0.001, and 0.001, respectively). In addition, the maximum change in salivary flow was statistically significant compared to placebo for each of the three doses of NGX267. Results of the 8-item patient self-assessment correlated with the quantitative results of salivary production. At the 15 mg and 20 mg doses, statistically significant differences compared to placebo were demonstrated in a variety of domains including items that rated improvement in speaking and swallowing, dryness of mouth and level of thirst.

Safety was monitored throughout the evaluation period and NGX267 was shown to be safe and well-tolerated. All patients completed all treatment periods. Adverse events were generally of mild to moderate severity and occurred in all three treatment groups and the placebo group. The frequency of adverse events was dose-ordered across the 10 mg, 15 mg and 20 mg doses with the 20 mg group reporting the highest number of events. There were few reports of gastrointestinal complaints in any of the three dose groups.

About Xerostomia

Xerostomia, or dry mouth, is the result of decreased salivary flow and is a symptom of a number of underlying conditions. Causes of dry mouth include Sjögren’s syndrome; radiation treatment to the head and neck; and HIV-related salivary gland disease. Xerostomia can also be a side effect of medications and is associated with aging.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity and rigidity, xerostomia and cognitive disorders. The company is currently developing four product candidates, two ionotropic glutamate receptor antagonists and two muscarinic receptor agonists. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions, including statements regarding the potential of NGX267 as a treatment for xerostomia, the potential of NGX267 to treat xerostomia associated with Sjögren’s syndrome, radiation treatment to the head and neck, HIV-related salivary gland disease, aging, or side effects of medication, and the potential timing and scope of clinical trials of NGX267. Such statements are subject to numerous risks, and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. Statements regarding TorreyPines Therapeutics’ product candidates are subject to risks and uncertainties regarding development, regulatory approval and commercialization, including whether the results of completed trials of NGX267 are predictive of results in subsequent trials of such product candidate; whether further testing of NGX267 will result in data sufficient to support regulatory approval; whether TorreyPines’ cash resources will be sufficient to fund operations as planned, whether the company will be able to develop and obtain regulatory approval of its product candidates for treatment of multiple diseases and disorders; whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of its product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of its product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of its product candidates will support a filing for marketing approval, will be approved by applicable regulatory authorities, or if approved, will prove competitive in the market; and whether the necessary financing to support its product development programs will be available. Actual results may differ materially from the above forward-looking statements due to a number of other important factors. These and other risks which may impact management’s expectations are described in greater detail in the TorreyPines Therapeutics annual report on Form 10-K for the year ended Dec. 31, 2006, as well as TorreyPines Therapeutics’ subsequent filings with the Securities and Exchange Commission. TorreyPines Therapeutics undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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